Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Paoli, PA, January 30, 2009 – AMETEK, Inc. (NYSE: AME) today announced fourth quarter and full year results.

AMETEK’s fourth quarter 2008 sales of $623.7 million were up 7% over the same period of 2007. Net income, which includes the impact of a fourth quarter restructuring charge, was $43.8 million and diluted earnings per share were $0.41, compared to $0.57 per diluted share earned in the fourth quarter of 2007.

For the full year 2008, AMETEK achieved sales of $2.53 billion, up 18% from 2007. Including the impact of the fourth quarter restructuring charge, net income for the full year 2008 was $247.0 million and diluted earnings per share were $2.30, compared to $2.12 per diluted share earned in 2007.

In the fourth quarter, AMETEK recorded a pre-tax restructuring charge of approximately $40 million ($27.3 million, net of tax), or $0.25 per diluted share, to cover the costs of employee reductions, facility closures and asset write-downs necessary to realign the Company’s cost structure with expected market conditions. These actions and other cost reduction activities are expected to result in 2009 savings of approximately $75 million. The benefits from the restructuring activities will have a greater impact in the second half of the year.

Adjusted earnings for the fourth quarter, which excludes the restructuring charge, increased 15% to $71.1 million, or $0.66 per diluted share, as compared to fourth quarter 2007 net income of $61.9 million, or $0.57 per diluted share. For the full year, adjusted earnings were $274.2 million or $2.55 per diluted share, a 20% increase in both measures from 2007.

“Reflecting the global economic downturn, order rates for our businesses slowed dramatically in November and December. We expect difficult economic conditions to persist in 2009 and have taken these cost reduction actions to appropriately align our cost structure with expected market conditions,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Despite these difficult economic conditions, AMETEK had a very good fourth quarter,” added Mr. Hermance. “The contributions from acquired businesses enabled us to grow our top-line by 7% for the quarter, offsetting a weakening core growth environment. Operating income margin, excluding the restructuring charge, was up 180 basis points and diluted earnings per share were up 16% in the quarter, driven by our top-line growth and operational excellence improvements,” he commented.

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AMETEK ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Electronic Instruments Group (EIG)
For the 2008 fourth quarter, EIG sales increased 8% to $361.6 million. Operating income, including the impact of the restructuring charge of $20.4 million, was $69.2 million, compared with $73.1 million in the fourth quarter of 2007, a decrease of 5%.

Operating income, excluding the restructuring charge, was $89.6 million, compared with $73.1 million in the fourth quarter of 2007, an increase of 23%. Operating margins for the quarter improved to 24.8%, from 21.8% in the fourth quarter of 2007.

“EIG had a very good fourth quarter. Sales were up 8%, driven by our power and process instrument businesses, together with the contributions from our Vision Research, Xantrex Programmable Power and California Instrument acquisitions. Core growth weakened in the quarter. Operating margins, excluding the restructuring charge, expanded 300 basis points,” said Mr. Hermance.

Electromechanical Group (EMG)
For the 2008 fourth quarter, EMG sales increased 6% to $262.1 million. Operating income, including the impact of the restructuring charge of $19.4 million, was $24.7 million, compared with $42.4 million in the fourth quarter of 2007.

Operating income, excluding the restructuring charge, was $44.1 million, compared with $42.4 million in the fourth quarter of 2007, an increase of 4%. Operating margins for the quarter were 16.8%, as compared with 17.2% in the fourth quarter of 2007.

“EMG had a good fourth quarter, considering the economic environment. Sales were up on the contributions from the acquisitions of Reading Alloys, Muirhead Aerospace, Drake Air, Motion Control Group and Umeco Repair and Overhaul, more than offsetting difficult market conditions for our cost-driven motor businesses. Operating margins, before the restructuring charge, were down 40 basis points reflecting the impact of the economic downturn,” commented Mr. Hermance.

2009 Outlook
“We expect 2009 to be a very challenging year given the continuing global economic downturn, though we believe that AMETEK’s strong portfolio of businesses, proven operational capabilities, lower cost structure, and a successful focus on strategic acquisitions will enable us to outperform in 2009,” noted Mr. Hermance.

“Based on our current understanding of market conditions, which has a more than normal level of uncertainty, we anticipate 2009 revenue to be down slightly from 2008, reflecting the full year impact of our 2008 acquisitions, negative foreign currency headwinds and mid-single digit negative internal growth. Earnings for 2009 are expected to be in the range of $2.40 to $2.60 per diluted share,” added Mr. Hermance.

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AMETEK ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

“First quarter 2009 sales are expected to be down slightly from last year’s first quarter. We estimate our earnings to be approximately $0.54 to $0.58 per diluted share, as compared to last year’s first quarter of $0.62,” concluded Mr. Hermance.

Non-GAAP Measures
Non-GAAP measures used in this release regarding adjusted earnings and diluted earnings per share, which excludes the fourth quarter 2008 restructuring charge, have been provided as the Company is aware that investors will use this information in evaluating the Company.

Conference Call
The Company will Web cast its Fourth Quarter 2008 investor conference call on Friday, January 30, 2009, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales of approximately $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include general economic conditions affecting the industries we serve; our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; and the ability to maintain adequate liquidity and financing sources. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2008	2008	2008	2007
	GAAP	Adjustments (a)	Adjusted (a)	GAAP
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$623,744	$-	$623,744	$583,250

Operating expenses:
Cost of sales, excluding depreciation	444,410	(32,873)	411,537	394,251
Selling, general and administrative	85,316	(7,150)	78,166	72,878
Depreciation	11,773	—	11,773	12,085

Total operating expenses	541,499	(40,023)	501,476	479,214

Operating income	82,245	40,023	122,268	104,036
Other expenses:
Interest expense	(17,656)	—	(17,656)	(12,777)
Other, net	380	—	380	(736)

Income before income taxes	64,969	40,023	104,992	90,523
Provision for income taxes	21,140	12,772	33,912	28,660

Net income	$43,829	$27,251	$71,080	$61,863

Diluted earnings per share	$0.41	$0.25	$0.66	$0.57

Basic earnings per share	$0.41	$0.26	$0.67	$0.58

Weighted average common shares outstanding:
Diluted shares	106,968	106,968	106,968	108,242

Basic shares	106,359	106,359	106,359	106,400

Dividends per share	$0.06		$0.06	$0.06

(a) The three month period ended December 31, 2008 includes a fourth quarter restructuring pretax charge totaling $40.0 million, $27.3 million after tax ($0.25 per diluted share). The charge was for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million).

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Twelve Months Ended
	December 31,
	2008	2008	2008	2007
	GAAP	Adjustments (a)	Adjusted (a)	GAAP
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$2,531,135	$-	$2,531,135	$2,136,850

Operating expenses:
Cost of sales, excluding depreciation (b)	1,730,086	(32,873)	1,697,213	1,444,514
Selling, general and administrative (b)	322,552	(7,150)	315,402	263,472
Depreciation	45,843	—	45,843	42,290

Total operating expenses (b)	2,098,481	(40,023)	2,058,458	1,750,276

Operating income (b)	432,654	40,023	472,677	386,574
Other expenses:
Interest expense	(63,652)	—	(63,652)	(46,866)
Other, net	(2,786)	—	(2,786)	(3,264)

Income before income taxes (b)	366,216	40,023	406,239	336,444
Provision for income taxes (b)	119,264	12,772	132,036	108,424

Net income (b)	$246,952	$27,251	$274,203	$228,020

Diluted earnings per share (b)	$2.30	$0.25	$2.55	$2.12

Basic earnings per share (b)	$2.33	$0.26	$2.58	$2.15

Weighted average common shares outstanding:
Diluted shares	107,443	107,443	107,443	107,580

Basic shares	106,148	106,148	106,148	105,832

Dividends per share	$0.24		$0.24	$0.24

(a) The twelve month period ended December 31, 2008 includes a fourth quarter restructuring pretax charge totaling $40.0 million, $27.3 million after tax ($0.25 per diluted share). The charge was for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million).

(b) The twelve month period ended December 31, 2008 includes a second quarter after-tax, non-cash charge of $7.3 million, or $0.07 per diluted share, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

AMETEK, Inc.
Information by Business Segment
(In thousands)

	Three Months Ended
	December 31,
	2008	2008	2008	2007
	GAAP	Adjustments (c)	Adjusted (c)	GAAP
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$361,639	$-	$361,639	$336,105
Electromechanical	262,105	—	262,105	247,145

Consolidated net sales	$623,744	$—	$623,744	$583,250

Income:
Segment operating income:
Electronic Instruments	$69,218	$20,364	$89,582	$73,110
Electromechanical	24,655	19,445	44,100	42,404

Total segment operating income	93,873	39,809	133,682	115,514
Corporate administrative and other expenses	(11,628)	214	(11,414)	(11,478)

Consolidated operating income	$82,245	$40,023	$122,268	$104,036

	Twelve Months Ended
	December 31,
	2008	2008	2008	2007
	GAAP	Adjustments (c)	Adjusted (c)	GAAP
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$1,402,653	$-	$1,402,653	$1,199,757
Electromechanical	1,128,482	—	1,128,482	937,093

Consolidated net sales	$2,531,135	$—	$2,531,135	$2,136,850

Income:
Segment operating income:
Electronic Instruments (d)	$306,764	$20,364	$327,128	$260,338
Electromechanical (d)	175,181	19,445	194,626	167,166

Total segment operating income (d)	481,945	39,809	521,754	427,504
Corporate administrative and other expenses (d)	(49,291)	214	(49,077)	(40,930)

Consolidated operating income (d)	$432,654	$40,023	$472,677	$386,574

(c) The three and twelve month periods ended December 31, 2008 includes a fourth quarter restructuring pretax charge totaling $40.0 million, $27.3 million after tax ($0.25 per diluted share). The charge was for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million).

(d) The twelve month period ended December 31, 2008 includes second quarter non-cash charges of $0.5 million in the Electronic Instruments Group, $0.2 million in the Electromechanical Group and $7.1 million in Corporate administrative and other expenses, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$91,210	$180,981
Receivables, net	406,012	395,631
Inventories	349,509	301,679
Other current assets	70,560	73,913

Total current assets	917,291	952,204

Property, plant and equipment, net	307,908	293,107
Goodwill	1,218,459	1,045,733
Other intangibles, investments and other assets	552,996	454,656

Total assets	$2,996,654	$2,745,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$18,438	$236,005
Accounts payable and accruals	400,093	404,745

Total current liabilities	418,531	640,750

Long-term debt	1,093,243	666,953
Deferred income taxes and other long-term liabilities	211,195	197,290
Stockholders’ equity	1,273,685	1,240,707

Total liabilities and stockholders’ equity	$2,996,654	$2,745,700